Exhibit 10.1 Binding Letter Agreement

LETTER AGREEMENT

This Letter Agreement is entered into on this 5th day of March, 2007, for the purpose of confirming the general terms of a legally binding agreement by and among LitFunding Corp, a Nevada corporation ("LitFunding"), Morton Reed, an individual ("Reed") and Rochester Capital Partners, LP, a Nevada Limited Partnership ("RCP"), relating to the acquisition by RCP of a controlling equity interest in LitFunding.

I
Recitals

A)  LitFunding is seeking a merger or financing “Transaction” with an investor in order to obtain additional liquidity, pursue its business plan and to maximize shareholder value.

B)  Reed, the current Chief Executive Officer of LitFunding, and its largest shareholder, desires to retire from the corporation and to sell his equity interest in the corporation. Reed currently holds 8,141,563 shares of LitFunding common stock.

C)  RCP desires to enter into a transaction with LitFunding (the “Transaction”), and desires to acquire a common stock interest in LitFunding equal to at least 55% of the outstanding common stock.

D)  By and through this Letter Agreement, LitFunding, Reed and RCP desire to confirm the proposed basic terms of the Transaction that will be set forth in a subsequent, definitive agreement (“Definitive Agreement”) to be entered into between the parties on or before April 13, 2007, unless such date is extended by mutual agreement of the parties hereto.

II
Basic Terms

1.  Acquisition of LitFunding Stock. RCP will acquire 40 million shares of common stock from LitFunding’s treasury in exchange for the sum of Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars. Upon execution of this Letter Agreement, LitFunding will issue 21 million shares to Lehars Handels Ges., M.b.H., located in Graz, Austria (“Lehars”), as an assignee of RCP, and the balance of 19 million shares will be issued in the name of RCP. The purchase shall be paid by promissory note, delivered upon execution hereof, and shall be due upon RCP’s receipt of financing from Lehars, but not later than sixty (60) days from the date the LitFunding stock is issued. In the event that RCP shall fail to remit payment of its promissory note when due, LitFunding shall have the sole right to cancel all share certificates issued and to rescind the Transaction in its entirety. In such event, RCP covenants with LitFunding that it shall immediately return all certificates and shall not assert any claim of ownership. Further terms as mutually agreed upon by the parties shall be set forth in the Definitive Agreement.

2.  Additional Funding. RCP shall use its best efforts to obtain funding from third parties in an additional amount of up to $180,000 to be used by LitFunding to pay off the balance of the debt Reed owes in connection with Reed’s Chapter 13 proceeding. In the event that RCP is able to fund the amounts needed to satisfy Reed’s Chapter 13 debt, RCP shall be entitled to receive Reed’s 5 million shares of LitFunding common stock that are currently serving as collateral for his Chapter 13 debt, without additional payment.

3.  Reed Stock. Reed shall sell to RCP, a total of three million (3,000,000) shares for a total of $30,000, in the form of a note payable to Reed by RCP, upon terms to be set forth under the Definitive Agreement.

4.  Reed Debt. Reed shall assign to RCP $350,000 of his claim for accrued salary that is owed to Reed by LitFunding, inclusive of his right to convert such sums due from LitFunding into shares of common stock of LitFunding, for the sum of $35,000 payable by RCP to Reed. Reed represents that from the Board of Directors, he has acquired the right to convert the amounts due into shares of common stock of LitFunding at a reasonable discount from the then-current market value of the shares at the time of the conversion and RCP’s purchase of this accrued salary is contingent upon LitFunding’s actual conversion of said claim into shares of common stock of LitFunding at a price which is both reasonable for transactions of a similar nature (i.e. debt conversion into restricted common stock by a corporation that is illiquid) and is mutually acceptable to the parties.

5.  Easy Money Express Funding. The parties agree that a minimum of $50,000 of the funds received from RCP in the Acquisition of LitFunding stock will be deposited directly into a separate bank account registered in the name of Easy Money Express, Inc., a wholly owned subsidiary of LitFunding, to commence its intended plan of business.

6.  Consulting Agreements.

a.	Reed agrees to stay on as a consultant for a period of no more than one year for compensation to be determined and set forth in the Definitive Agreement.

b.	RCP shall receive a consulting agreement to provide management services to Easy Money Express upon terms to be negotiated prior to and set forth in the Definitive Agreement.

7.  Major Creditor Understandings. As part of the Transaction (i) Jerry Polis shall have agreed to either convert into shares of LitFunding common stock or consent to an extension of the maturity date of the terms of the $100,000 debt owed to him by LitFunding, and (ii) Andrew Green, or his assignee, shall have similarly agreed to either convert or extend the terms of the $500,000 debt owed to him by LitFunding, both conversions or extensions shall be upon terms that are acceptable to RCP. Further, the obligation owed to Winthrop Couchot shall have been renegotiated upon terms acceptable to RCP. These transactions must take place prior to, or simultaneous with the execution of the Definitive Agreement.

8.  Contingency. The consummation of the Transaction shall be contingent upon the negotiation of the Definitive Agreement for the Transaction upon terms which are mutually satisfactory to the parties. The terms of the Transaction are to be negotiated by the parties and will be subject to closing conditions and contingencies to be determined in the sole discretion of RCP, including, without limitation, satisfactory due diligence review by RCP.

9.  Board Consent. LitFunding represents that its Board of Directors, at a meeting duly held on February 22, 2007, has approved the basic terms of the Transaction contemplated by the parties and has authorized Reed, as its CEO, to enter into the Definitive Agreement upon terms and conditions which are mutually satisfactory to the parties and in the best interests of LitFunding and RCP.

III
Miscellaneous

10.  No Encumbrances. All shares of LitFunding acquired by RCP hereunder shall be delivered free and clear of any and all encumbrances of any nature whatsoever (other than restrictions on resale pursuant to Rule 144 under the Securities Act of 1933) and shall be validly issued and nonassessable.

11.  Termination. Any party may terminate this Letter of Intent by providing the other party with written notice of such termination to the other parties if the Definitive Agreement for the Transaction between LitFunding and RCP is not executed on or before 5:00 p.m. (PST) on April 13, 2007.

12.  No Assurances; Binding. This Letter of Intent is contractual and binding upon all parties signatory hereto. LitFunding agrees with RCP that it will not negotiate with any other parties pertaining to this contemplated Transaction until this transaction is consummated or terminated.

13.  Counterparts. This Letter of Intent is executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a signed counterpart by facsimile transmission shall be deemed an original for all purposes.

14.  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of Nevada, without reference to any choice of law provisions.

15.  Expenses; Disputes. Each of the parties will bear its own costs and expenses (including legal fees) incurred in connection with this Letter Agreement and the consummation of the Transaction contemplated hereby. The prevailing party in any suit or proceeding arising under this Letter Agreement shall be entitled to recover its reasonable costs and expenses, including a reasonable sum as attorneys’ fees.

15.  Good Faith Deposit. RCP shall remit the sum of Fifteen Thousand ($15,000.00) Dollars to LitFunding as a good faith deposit. The sum of Two Thousand Five Hundred and 00/100 ($2,500.00) Dollars shall be paid to LitFunding by RCP upon the execution of this Letter Agreement, and the balance of Twelve Thousand Five Hundred and 00/100 ($12,500.00) Dollars shall be paid by RCP directly to LitFunding’s auditor within ten days for preparation of the annual report. The good faith deposit shall be evidenced by a convertible promissory note that will ensure return to RCP in the event the parties are unable to mutually agree upon the terms of the Definitive Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Letter of Intent by their duly authorized representatives or agents as of the date first above written.

“LITFUNDING”
LitFunding Corp.

By:	Date:
Name: Morton Reed, CEO

“RCP”
Rochester Capital Partners, LP.

By:	Date:
Name:

“REED”
Morton Reed

By:	Date:
Morton Reed, an individual

EXHIBIT A
PROMISSORY NOTE

PROMISSORY NOTE

Amount: $250,000.00	March 5, 2007
Las Vegas, Nevada

FOR VALUE RECEIVED, ROCHESTER CAPITAL PARTNERS, L.P. (“Maker”), a Nevada limited partnership with offices at 3155 E. Patrick Lane, Suite 1, Las Vegas, Nevada 89120, promises to pay to the order of LITFUNDING CORP. (“Payee”), a Nevada corporation with offices at 6375 S. Pecos Road, Suite 217, Las Vegas, Nevada 89120, the principle sum of Two Hundred and Fifty Thousand Dollars ($250,000.00), with no interest, to be paid on or before May 5, 2007, in lawful monies of the United States of America.

Notwithstanding the foregoing due date, the Maker promises to prepay this Note prior to the due date, in whole or in part, upon Maker’s receipt of funds from Lehars Handels Ges., M.b.H. Additionally, the Maker may prepay this note at anytime before the maturity date without penalty. Maker agrees that any monies due under this Note may be used as an offset against any amounts due Maker by the Payee in accordance with the terms of such other liabilities of Payee.

Upon any default in the payment of principal or interest, or any sum due hereunder, the whole of the principal sum and all interest accrued hereon shall, at the Payee's option, without notice or demand, at once become due and payable, together with interest at the rate of seven percent (7%), per annum, collection charges, and a reasonable sum as attorney's fees.

This Note and all other obligations of any maker or endorser hereof, direct or contingent, to Payee, shall immediately become due and payable, without notice or demand, upon the occurrence, with respect to any maker, endorser or guarantor hereof, of any of the following events: commencement by or against any of them of any proceeding, suit or action for bankruptcy or reorganization, whether voluntary or involuntary.

Maker hereby waives presentment, demand for payment, notice of dishonor, and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this note.

ROCHESTER CAPITAL PARTNERS, L.P. a Nevada Limited Partnership

By:	/s/ Gary Rasmussen
Name: Gary Rasmussen Revocable Living Trust,
Its: General Partner